ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-178960
Dated January 18, 2012

ETRACS to ring The Opening Bell of the New York Stock Exchange

ETRACS to ring The Opening Bell of the

New York Stock Exchange

UBS Investment Bank today announced that the ETRACS team, Dennis Gartman and Mark Fisher will ring the Opening Bell of the NYSE this morning to mark the recent successful launches of the
ETRACS Fisher-Gartman Risk On ETN (Ticker: ONN) and the ETRACS Fisher-Gartman Risk Off
ETN (Ticker: OFF).
More Information

➢ Risk On ETN Factsheet
➢ Risk Off ETN Factsheet
The November 30th, 2011 launch of ONN established an all-time, opening-day trading volume record for a new ETN*, highlighting investors’ interest in this ETN.
➢ NYSE
➢ etracs.com
“With correlation between asset classes and across geographic regions remaining high, and continued volatility a very real possibility, investors recognize the value in being able to execute comprehensive ‘risk on’ or ‘risk off’ trades quickly and cheaply through these ETNs,” said Christopher Yeagley, Managing Director and US Head of Equity Structured Products.
Contact

Tel: +1-800-ETRACS-5
etracs@ubs.com
* Source: NYSE
About ETRACS Risk ETNs

ONN and OFF are linked to the daily long and daily inverse performances, respectively, of The Fisher-Gartman Risk Index. These ETNs provide investors with the ability to implement comprehensive “risk on” and “risk off” trades with the convenience of exchange-traded securities.

www.etracs.com

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs in which you are interested.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued by, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or its affiliates and MBF Index Holdings, LLC makes no representation regarding the advisability of investing in the product. MBF Index Holdings, LLC does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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UBS Securities LLC, a subsidiary of UBS AG, 1285 Avenue of Americas, New York, NY 10019, United States. www.ubs.com